Exhibit 16.1

July 24, 2019

To the Office of the Chief Accountant of the

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, District of Columbia 20549

Dear Ladies and Gentlemen:

We have read item 4.01 on Form 8-K of Salarius Pharmaceuticals, Inc. dated July 22, 2019, and agree with the statements concerning our Firm contained therein.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.